Exhibit 5.1

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Telefax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge Street, Suite 200
Toronto ON M2P 2H3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rogers Communications Inc.

We consent to the use of:

■
our Independent Auditors’ Report of Registered Public Accounting Firm dated February 28, 2011 on the consolidated financial statements of Rogers Communications Inc. (the “Company”) which comprise the consolidated balance sheets as at December 31, 2010 and 2009,  the consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information; and

■	our Report of Independent Registered Public Accounting Firm dated February 28, 2011 on the Company’s internal control over financial reporting as of December 31, 2010;

each of which is incorporated by reference in the Registration Statement on Form F-9 and related short form base shelf prospectus of Rogers Communications Inc. (the “Prospectus”), and to the reference to our firm under the heading “Experts” in the Prospectus.

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
December 15, 2011